Exhibit 99.2

Magma Design Automation, Inc.

Conference Call Second-Quarter Revised Outlook

October 6, 2004 – 2 p.m. PDT

Operator:	Good morning, my name is Corey and I will be your conference facilitator. At this time I would like to welcome everyone to Magma’s Second Quarter Revised Outlook Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to ask a question during this time simply press “star” then the number 1 on your telephone keypad. If you would like to withdraw your question press “star” then the number two on your telephone keypad. Thank you ladies and gentlemen. At this time I would like to turn the conference over to Mr. Milan Lazich. You may begin, sir.

Milan Lazich:	Good afternoon. This is Milan Lazich, Vice President of Corporate Marketing for Magma Design Automation, and welcome to today’s conference call to discuss Magma’s revised outlook for the second quarter ended September 30, 2004.

On the call today are Roy Jewell, Magma’s President and Chief Operating Officer, and Greg Walker, our Chief Financial Officer. We will today review and discuss Magma’s revised outlook for the recently completed quarter, discuss our direction going forward and field questions at the conclusion of our remarks.

A press release announcing our revised outlook was distributed at approximately 4 p.m. Eastern Daylight Time today and you may view it on the Magma website at www.magma-da.com.

Now I would like to review the Safe Harbor Guidelines for today. During today’s conference call, including the question-and-answer period, we make forward-looking statements such as statements as to our expected financial results, current and future products and plans, market share and competition, customer spending trends, market trends and sources of future revenue. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations.

Factors that could cause or contribute to such differences include, but are not limited to, increasing competition in the EDA market, Magma’s ability to successfully integrate recently acquired businesses and technologies; higher-than-anticipated costs related to litigation with Synopsys; the impact of the economic recession; effects of terrorist activities or events in the Middle East may have on Magma, its customers and industry; any delay of customer orders or failure of customers to renew licenses; weaker-than-anticipated sales of the company’s products and services; weakness in the semiconductor or electronics systems industries; the ability to successfully manage the company’s expanding operations; the ability to attract and retain the key management and technical personnel needed to operate Magma successfully; the ability to continue to deliver competitive products to customers to help them get their products to market and changes in accounting rules.

Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission, available online at www.sec.gov. Magma undertakes no additional obligation to update forward-looking statements made today.

At this time I will turn the call over to Roy Jewell.

Roy E. Jewell:	Thank you, Milan, and good afternoon everyone. Rajeev Madhavan will not be on the call today because he has a prior commitment to attend Magma’s MUSIC users group meeting in the United Kingdom, and therefore traveling.

On this call we will discuss our revised outlook for the second quarter with respect to three key performance indicators: revenue, profitability and orders. We expect both revenue and EPS to be in the respective guidance ranges we gave on our last earnings call, but we expect orders for the quarter to fall below the guidance range we provided. Greg will give you details on those results and our guidance in a moment.

While we are pleased that we achieved our profit and revenue expectations we are disappointed that bookings fell short of target. A number of dynamics in the market contributed to our not achieving our target range in the second quarter and I’d like to make a few comments about those factors.

•	Market conditions are choppy. Economic conditions around the world are highly volatile, and, in particular, the semiconductor industry has been extremely difficult to project recently. In fact, the majority of semiconductor companies have recently announced less-than-expected results and significantly lowered their own projections.

•	A number of key mid-sized deals that did not close in the September quarter. As we’ve stated before, the timing of our customer bookings is our biggest risk factor affecting our quarter-to-quarter bookings total. In this case reaching the target we set for September required that we complete several key deals that didn’t close during the quarter.

•	All uncompleted transactions are still active. We have seen none of our competitive engagements go away and have not experienced any decline in interest by the customers in Magma’s products and technologies. A typical scenario is one in which the design team or operations group involved in the purchase decision made its selection of Magma, but the purchasing or financial management organization slowed down the purchase for reasons unrelated to Magma. To be clear, purchase commitments by our customers have been extremely deliberate and will remain so until they gain more visibility into their own business prospects.

•	Additionally we’re seeing a number of companies today rationalizing their EDA strategies to focus on fewer vendors, including Magma. Until this process is completed, and budgets freed up, purchase decisions were delayed in the short-term.

•	Deal terms are shortening. Our bookings total is reduced when customers elect to book shorter-term deals at a correspondingly smaller aggregate deal size than we have historically experienced. While the overall revenue potential is unaffected the bookings total in any given period is reduced.

•	Finally, we are absolutely not seeing any slowdown at 90- and 65-nanometer designs or overall design activities. Our customers are as active as ever in their plans for designs at smaller geometries, and we continue to see this as an advantage for Magma.

In short, a number of elements combined this quarter to result in bookings far below our expectations, but we see no appreciable change in our previous assessment of the market. Overall EDA spending will remain flat to down for the next year. Magma’s continuing success is dependent on the increasing adoption of smaller design technologies, our ability to sustain our technology advantages and to address the customers’ overall needs, including economic challenges.

At this time Greg Walker will discuss in great detail our revised outlook for the second quarter.

Gregory C. Walker:	Thank you, Roy, and good afternoon everyone. As Roy mentioned, our revised outlook for the second quarter indicates that revenue and pro-forma EPS will finish within the target ranges we set during our last quarterly earnings call. But our order bookings for the quarter will fall well below our target range.

Let me give you the specifics. Please bear in mind that all preliminary results we discuss today are subject to change pending further review by management – Magma management and our independent auditors.

Turning first to revenue, we are still forecasting revenue for the second quarter to finish in the range of $35 million to $39 million for the quarter. This is the same range that we provided during our July 28 earnings call. Second, looking at profitability as measured by earnings per share, we’re still forecasting pro-forma EPS for the second quarter to finish in the range of 18 to 22 cents for the quarter. Again, this is the same range that we provided during our July earnings call. Third, looking at orders we are forecasting orders booked in the second quarter to be in the range of $37 to $45 million. This is significantly below the target range of $70 to $90 million we provided during our most recent earnings call, and Roy has mentioned some of the factors that contributed to this result.

We are today updating our guidance for bookings revenue and EPS for the remainder of the current fiscal year, which ends March 31, 2005. With respect to bookings we expect the December-ending quarter’s bookings to be in the range of $50 to $70 million. This is unchanged from the guidance given in our July 28 earnings call. For the March-ending quarter we expect bookings to be in the range of $70 to $90 million, as compared to the range of $75 to $100 million given during our July 28 call.

Our actual bookings thus far this year and our anticipated bookings for the remainder of the fiscal year imply a reduction of about 10 to 15 percent as compared to our original bookings guidance for fiscal year 2005, and an annual average estimated growth rate of approximately 15 percent over fiscal year 2004.

With respect to revenue, we expect revenue to be in the range of $37 to $40 million in the December-ending quarter and in the range of $39 to $42 million for the March-ending quarter. Our actual revenue so far this year combined with anticipated revenue for the remainder of the fiscal year imply a reduction of between 5 and 10 percent as compared to our original revenue guidance for fiscal year 2005, a minor decrease, and an annual average revenue growth rate of approximately 35 percent over fiscal year 2004.

With respect to pro-forma EPS, we expect this to be in the range of 18 to 22 cents per share for both the December - and March-ending quarters. Our actual EPS so far this year combined with anticipated EPS for the remainder of the fiscal year imply an annual average EPS growth of approximately 25 percent over fiscal year 2004. This revised EPS guidance comprehends both the aforementioned revenue adjustments and additional legal and administrative expenses associated with the patent litigation that we are currently engaged in with Synopsys. It is our judgment at this time that costs associated with that matter could have a negative impact on quarterly pro forma EPS of approximately 1 to 2 cents per share per quarter, and that is what is comprehended in our new guidance.

As of this date we are not providing any guidance beyond our current fiscal year, which ends March 31. However, we will provide full detailed guidance for the remainder of fiscal 2005 and detailed guidance for fiscal 2006 when we announce our final second-quarter results on October 28.

Once again I will remind and caution everyone that all preliminary results we discussed today are subject to change pending further review by management and our independent auditors and that the guidance indicators provided today are forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements represent our best current judgment of current business and operating conditions, but we cannot assure you that our results will be consistent with these projections due to the factors noted today and to other risks and uncertainties more fully disclosed in the company’s public filings from the SEC. In making forward-looking statements in this call Magma is not undertaking a responsibility to update those statements as quarter and time progresses and, in fact, disclaims any responsibility to do so.

At this time we will take your questions. Thank you.

Operator:	Thank you, sir. At this time I would like to remind everyone if you would like to ask a question please press “star” then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question is from Garo Toomajanian with RBC Capital Markets.

Garo Toomajanian:	Thanks. Is your booking guidance for December based on the expectation that some of the orders that were delayed in September will close in December, or is the December bookings guidance really a bit more on deals that were already in the pipeline ex - of what might have closed in September?

Gregory C. Walker:	Well, it is primarily based on the deals that were in the pipeline. We comprehended the fact that we expect these carryover deals to close, but also we’re de-risking it a little bit looking at the possibility of what the economic situation is going to be at the end of December. So therefore, when we kind of weighed those factors, we decided to leave the guidance where it was.

Garo Toomajanian:	So then sort of a mix of stuff that was in the pipeline, plus a little bit of spillover with a little more, maybe, caution on what was in the plan for December.

Gregory C. Walker:	That’s correct.

Garo Toomajanian:	OK. Do you have any plans to trim expenses or maybe slow down expansion as a result of the slower books, Roy?

Roy E. Jewell:	Yes, nothing specific yet. We are going to management sessions right now and doing our detailed projects for the remainder of this year and next fiscal year and through that process we’ll look at what we think is an appropriate level of resources to plan on. As you are aware, on the last call we said that we had about 100 open positions. We still have a significant number of those open and we will manage that process and those open positions according to what we think we can achieve from a revenue and EPS standpoint.

Garo Toomajanian:	OK. And Greg, you might not have this handy, but do you know what backlog might have ended up like at the end of September?

Gregory C. Walker:	No, I don’t have that yet. We’re still going through the close. In fact we’ve got a lot of work to do. We’ll be going through close for at least another two weeks.

Garo Toomajanian:	OK. And then lastly on a sort of separate topic, you hit on the litigation expenses. What are the next steps that we should be looking for in the patent lawsuit with Synopsys?

Gregory C. Walker:	Well, I think there’s a series of required filings and requests that we’ll be going through and, you know, rather than go through a whole details of what those are, you’ll see as we make different steps through that progress, that process, we’ll make various announcements.

Garo Toomajanian:	OK. Is the ball in your court now?

Gregory C. Walker:	Next step is in our court.

Garo Toomajanian:	OK, thanks.

Operator:	We’ll take our next question from Raj Seth with SG Cowen.

Raj Seth:	Thank you very much. Greg, one of the things that Roy mentioned was deal durations shortening a little bit. Can you comment on what you’re seeing there and what you’re seeing in terms of deal terms, not just duration? And then perhaps you can touch on what you think the mix of bookings by license type will turn out to be this quarter and what you expect it to be moving forward?

Gregory C. Walker:	Yeah, I’ll – at this point in time I really don’t have much of that information at all. As I said, we’re just going through and processing transactions at this point in time.

What we do, just through our close process, is we lock down revenue first and look at those transactions in great detail. Then we come back and review bookings in detail. So I don’t have any of the underlying details and mix questions. But I will say, when we look at the term of the deals, there has been pressure on both large and small deals to shorten up the terms from, in many cases, 3 years to 2 or 2 1/2, or even from a 2, 2 1/2-year deal down to a 15-month deal. And while that affects the revenue mix, it’s really more interesting looking at what is your ability to get deals to closure, and I think we saw a definite trend that says the deals that were shorter term were much easier to get closed.

Raj Seth:	In the mid-sized deals that you weren’t able to close in this current quarter is there a pattern at all in terms of geography, type of business that these folks are in, whether they’re fabless, whether they’re IDM? Is there any pattern that you see or is it just broad?

Gregory C. Walker:	I think Roy’s probably much more closely tied to that. Why don’t we let him talk to that.

Raj Seth:	Sure.

Roy E. Jewell:	Yeah, Raj, I don’t see any particular characteristic on the demographics of the product the customer’s producing. The regions we saw this in were both in the U.S. and in Japan and it mainly surrounded, in most cases, a rationalization of an EDA strategy in trying to free up budgets. Because, as we’ve been pretty clear with everyone, there is no expansion in EDA budget in any of our customer sites, so every sale that we get is taking budget away from somebody else. So it’s pretty much come down to it’s a general behavior pattern across the customer base.

Raj Seth:	One last if I might, Roy. When you were at our conference in early September you suggested that you saw Cadence gaining strength, Synopsys perhaps losing a little bit. Is any of the pressure to reduce either the duration of deals or the general pressure that you see in the market – though you did make a comment earlier about the competitive landscape not changing – have you seen anything meaningfully different as a result of this enhanced position on the part of Cadence that’s perhaps exacerbating what’s obviously a weak environment for everyone?

Roy E. Jewell:	Not to cop out on your question, but I can’t see a specific impact to one particular vendor. It’s the larger vendors that have the biggest market share and I can’t tell you who has the biggest exposure. I don’t know.

Raj Seth:	OK, thanks.

Operator:	Our next question is from Tim Fox with Deutsche Bank.

Tim Fox:	Hi, thank you. Good afternoon. Just a quick follow-up on Raj’s question in a different way: has there been any effects that you’ve seen on the ability to close deals from competitive benchmarking? In other words, not losing necessarily a benchmark, but the customer delaying their purchase decision while they take a look at, say the Cadence new Encounter flow?

Roy E. Jewell:	The answer is no.

Tim Fox:	Second question: are you describing the environment as incrementally more cautious on the R&D side or is it more of the same? We’ve heard from other vendors that it’s been incrementally more cautious since the semis started to soften here, what’s your view there?

Roy E. Jewell:	I think it has been. I think that people are more deliberate and we made a comment a long time ago, I mean Greg and I have been pretty outspoken when we’ve been out in the financial conferences saying, “Business is tough out there. Every time we go out and do a deal it’s a head-to-head comparison on taking food out of somebody else’s mouth.” But as the president of one of my very large customers said, he said, in the last quarter the visibility to his business is a little bit foggier and he’s going to be a lot more deliberate in spending money, so I would say then that probably things have incrementally got a little worse and a little more careful.

But with that being said, it’s still the same drivers as business … are still driving our business. But we have to continually beat in competitive benchmarks and we have to show people why they should move those EDA dollars over to us. And again, that doesn’t happen over night.

Tim Fox:	OK and lastly, I guess Greg you mentioned, again a follow-up on the last line of questioning around the deal length, is it fair to say that if the deal, the length of the deal shortens that the overall bookings number will drop, but there’s no effect on the revenue line?

Gregory C. Walker:	Yes, for a certain number of deals that’s absolutely true. So if all you’re doing is taking a three-year deal and turning it into a two-year deal, the total bookings amount will come down by 1/3, but there will be no impact on the revenue flow.

Tim Fox:	OK, and what gives you confidence that you won’t see more of that effect going forward in the next few quarters? I mean you’ve shaved bookings guidance down a bit, but certainly not to the level of this shortfall. What gives you confidence in the pipeline over the next couple of quarters?

Gregory C. Walker:	We went through and did a bottoms-up forecast with the sales organization in the last few days just as a test to see if there was a significant change to our assumptions from the pipeline, and we did not see any change.

Tim Fox:	OK, thank you.

Operator:	Next we have Jennifer Jordan with Wells Fargo.

Jennifer Jordan:	Good afternoon, gentlemen. I think most of my questions have been answered, just a couple of questions. One, Greg, I think relates to mix and do you anticipate seeing any shift in your DSO as a result of the change here? To my mind it looks like it should be about the same, if not slightly better.

Gregory C. Walker:	I don’t know yet because we haven’t gone through and figured out what the results are. The chances are from a modeling standpoint you would generate a lower DSO, but I’m not committing to that from a guidance standpoint.

Jennifer Jordan:	OK, and then my second question is, in terms of – you said that it was several mid-sized deals, can you give us a sense of the size of what a mid-sized deal is tracking now, and also customer behavior with regard to their size of deal? It seems like a year ago we were still seeing people willing to come in and do a $10 or $20 million deal and now we hear that those people are kind of coming back quarterly, but the deal is smaller. And is it some of these smaller mid-sized deals that are what were missed?

Gregory C. Walker:	I’ll let Roy talk to the more detailed characteristics of what’s going on with the customers. From a dollar standpoint these are deals that were in the $5 to $10 million range.

Jennifer Jordan:	OK, so you could characterize it as if you missed $40 million of the booking then it’s four deals?

Gregory C. Walker:	Basically, between four and six, how’s that?

Jennifer Jordan:	Four to six, OK.

Roy E. Jewell:	Relative to the willingness of people to put bigger deals together, they’re still there Jennifer. We just have – we’re working on, as always, we’re working on larger deals. This is – EDA is a market-share game in the larger accounts and you try to put together a bigger solution to get a larger portion of an EDA budget and be a larger provider and that’s what we continue to do with the larger customers that you’re aware of that we penetrated over the last two years.

Jennifer Jordan:	And Roy, do you see this time that this is really being driven by those people at the finance level who are seeing that they just don’t have the same visibility that they had a month ago in their business and it’s making them more conservative? Or are you also seeing that maybe there’s some competitive pricing pressure coming in here that could be impacting these deals?

Roy E. Jewell:	I will say unequivocally that I don’t believe it’s a pricing issue. We’re seeing signatures for our type of deals coming off of the president of the companies and I didn’t always have that happening.

Jennifer Jordan:	OK, thank you.

Operator:	Our next question is from Dennis Wassung with Adams Harkness.

Dennis Wassung:	Thanks. A follow-up question on sort of the smaller deal size, shorter duration point here. I’m just curious, and I think Tim brought this up, if you look towards your guidance going into December and March quarters for the booking side you’re looking at similar ranges and I’m just curious, Roy, as you look at some of these deals that were shorter and smaller in Q2, is it your anticipation that it’s going to kind of go back to where it was before or is that a trend going forward? And I guess, you know, does that inherently give you more risk in that bookings number going forward? Or is there just a bigger percentage of renewals as you go into these next two quarters that kind of gives you the confidence?

Roy E. Jewell:	There’s a – when you say renewals I hope you don’t mean renewals of our customers, there’s renewals going on to existing EDA contracts with everybody. And I see more of those happening in calendar Q4 and calendar Q1 going on. I don’t think – I think you’re going to continue to see more pressure for shorter deals because, quite frankly, the incumbents have not delivered on their technology obligations to the customers so that puts them in a … the customer feeling that he’s more in a risky position. So it kind of translates to everybody in this business. But I don’t see it gaining momentum. I just see it continuing right now and we’ve mentioned this before, at least a year ago.

Dennis Wassung:	Great, thank you.

Operator:	Our next question is from Bill Frerichs with D.A. Davidson Company.

Bill Frerichs:	Good afternoon. Did any of the slipped deals close already?

Gregory C. Walker:	As of right now, no, but all of them are being worked on and we believe that they will close during the quarter. None have closed yet; we’re only three days past the end of the quarter.

Bill Frerichs:	OK, and secondly, did you find or did you get anecdotes from the field that indicated that the Synopsys lawsuit may have iced some cycles?

Gregory C. Walker:	I’ll respond to that one. Of all the deals that I was aware of this quarter that were being worked on, I was only aware of about four instances where the Synopsys suit came up as a question. On two of those I actually went myself to talk to the customers to go through the suit and explain what it was about. At the end of that both of those deals actually closed. So we really don’t believe it was a big factor in this quarter.

Bill Frerichs:	OK, and then finally, obviously this is a large bookings miss, but you’re only taking revenue down somewhat and you gave the answer about the funnel looking fundamentally unchanged, but are you prepared to hit those revenue numbers out of backlog or what’s your sort of game plan there?

Gregory C. Walker:	Well if you go look at, just from a pure modeling standpoint, it’s our belief that those deals will close. If those happened then basically what you’ve done is delayed the revenue recognition from that miss for a quarter and we’ve taken the revenue guidance down, I think appropriately, based on that modeling.

Bill Frerichs:	OK.

Operator:	Our next question is from Jay Vleeschhouwer with Merrill Lynch.

Jay Vleeschhouwer:	Thanks, good afternoon. First question, following up on the earlier line of questioning on competition, over the last three years you’ve clearly had the right product in the right area allowing you to gain share, is there any sense now though, as capable as that product is that your product line is somehow insufficiently broad and that’s beginning to affect your deal closing or ability to close deals?

Secondly, there was a question earlier about competitive benchmarking; I’d just like to pursue that a little bit more. With Synopsys shortly away from delivering to customers the new version of its next-generation of Galaxy or the design platform, to these major customers is there any sense that that’s having some preemptive effect on the business?

Roy E. Jewell:	OK, I’ll take that. I don’t think so. I really think this was totally economic timing of these deals. In our business we all know it’s a horse race and it’s a game of catch-up and pull away in terms of technology leaps because all three of the major implementation vendors … we all have smart engineers and they all know how to work hard and they all know how to work on tools. We believe we’ve got an inherent advantage with our architecture and the approach we take but, you know, we’ve mentioned before in conferences that we’ve seen, I think, a surprising performance out of Cadence and how they’ve, I think, delivered the – two of their products in the implementation space, but we also believe that in our Version 4.2 we will again extend our lead over both vendors. But I don’t think you can look at any time point and say, “That’s what the competitive situation is.” Because it’s always, they try to catch up, but we try to pull ahead and we’ve got to – it’s no secret, we must maintain our technology advantage and we believe we’ve got the R&D team that can accomplish it.

Jay Vleeschhouwer:	All right, but that answers the second part of the question, anything with respect to the first part about the rest of the product line?

Roy E. Jewell:	No I don’t think so because the core of the company, 80 percent of the R&D activity in this company, goes toward the core implementation flow where we live and die. So I don’t believe we’ve – I mean I think the implication here is that we’ve diluted our focus across a much broader solution offering. I don’t believe so. We look at the peripheral tools that we’ve added as really add-ons and providing a complete solution, but we win or live and die on our implementation flow where the majority of our R&D investment goes today.

Jay Vleeschhouwer:	OK and then lastly, any update on your deploying at NEC?

Roy E. Jewell:	No, the answer is no. We continue to build on the relationship that we announced in April of this year and I would be willing to venture as far as to saying that relationship is stronger today than it was when we signed the deal and the use of the product is broader. So I think I’m making progress, but in terms of quantifying that I’m not willing to do it right now.

Jay Vleeschhouwer:	OK, thanks Roy.

Operator:	Our next question is from Steve Allen of Sierra Tech Research.

Steve Allen:	Yes, my question is for Roy. I’m just trying to get a sense of the transition going forward for 90 nanometer and 65 nanometer. You had mentioned in your opening address that that still looks very strong and I just wanted to get a little bit more color on that.

Roy E. Jewell:	It looks very strong, I mean as I’ve talked about a number of times, this company, when I joined it three years ago, the demographics of its customer was focused primarily into the networking space. Today it is much more prevalent, we’re much more prevalent in wireless and in consumer applications, especially things that are very power sensitive. We’re seeing 90-nanometer designs, a large number from one of our largest customers, a large IDM in the wireless space, going into the 90-nanometer, their 90-nanometer fabs, as well as some of their partners.

In Japan we’re seeing a number of consumer applications and, frankly, the consumer applications we’re working on are the most aggressive we’re seeing today. Also, going into 90 nanometer fabs, we were the first people to qualify the 90-nanometer libraries at TSMC and we’re starting to see some of our customers, a few of them into that area.

But it’s predominantly in – we’re seeing most of our activity in 90 nanometer and the large IDMs and we’ve announced more than once that we’ve been quite active working with people like Texas Instruments, people like Toshiba, people like Infineon in their 90-nanometer applications. So I can’t say anything specifically on this customer going in, I’ll tell you we’re working actively with those foundries. We’ve seen a lot of activity with those foundries right now.

And, in fact, we’re seeing a number of those same people now moving us into their 65-nanometer activities and preparing for it, which we don’t see as big of a change in the requirements, but what we do see is a lot more focus on things like design for manufacturability and optimization for manufacturability and yield is one of the design objectives, so that’s, I think, where really our leverage is in those customers and we think we’re uniquely able to provide that capability.

Steve Allen:	OK, and one final question, any acquisitions on the horizon such as PDF Solutions or maybe in the DFM space?

Roy E. Jewell:	Greg do you want to – first off, I’ll say we don’t comment on that, but I’ll say I don’t see anything on the horizon.

Operator:	Our next question is from Rohit Pandey with CSFB.

Rohit Pandey:	Thank you. Question on the new products: your earlier guidance had involved getting bookings on the new product, as I (unintelligible) or do you think you are doing things out of bookings from the new product as you had said earlier when you gave us the guidance for Q4 of this year?

Gregory C. Walker:	This is Greg. There’s no change to that, the assumption is the same. We see the new products coming on track very well. If anything, we might be seeing a little bit more demand than we expected and we’re very, very pleased with where we are, but we have not comprehended any change shift in those new product assumptions in the revised guidance.

Rohit Pandey:	And so you’re assuming the new products contribute as much you would expecting them to contribute before (unintelligible) the guidance?

Gregory C. Walker:	Yes, that’s correct.

Rohit Pandey:	And then again, Roy didn’t answer the question about design activity. Do you guys have any kind of quantitative measure as to how you measure the design activity at 90 and 65?

Roy E. Jewell:	Frankly, Rohit, I’m ashamed to say that the industry data is not that good and we’ve actually started an internal effort to document all that and we’ve only been doing it for a few weeks now. All I’ll say is I only see by a large proportion of my application staff being focused in that area indicating to me that it’s pretty active right now, but I don’t have a quantified number. I expect I will and I’m doing it specifically so I can talk to my customers as well as the investing community on what I’m seeing out there. But from independent sources it’s terrible right now.

Operator:	Our next question is from James Pan with CPE Partners.

James Pan:	Well I guess going back to your sentiment in your last comment, is there anyway to tell if this is a cyclical problem or do you think there’s something structural with the EDA/R&D … the relationship between R&D and EDA spending? In other words, is R&D being cut back proportionally with the EDA spend for the next 12 months?

Roy E. Jewell:	No. Number 1, I said publicly I think that relationship between R&D spending and EDA spending is more phenomenological and it’s not really correlated. It’s easy to try to make a case for it, but I don’t think it’s real. I think R&D spending is somewhat discretionary. EDA spending I don’t see very discretionary when you have to – I don’t see that there being a structural problem in the EDA business. I think our booking shortfall this quarter was purely a result of what we said over and over again: risk of closing deals is our exposure and it’s all in terms of timing – and, as we said quite clearly here, the deals we are working on, they will close, we continue to work them and they continue to be active.

But I don’t think there’s a structural problem. EDA is still a flat market, there is no growth, and this is the first time in history you’ve had three primary vendors in the implementation space and there’s going to be a shakeout. And part of that shakeout is people rationalizing their budgets and their EDA expenditures from three to two vendors, and we think we’ll be the beneficiary of that change.

James Pan:	But do you think that long-term growth to EDA will ever return or do you think it’s always going to be like

Roy E. Jewell:	I think there will be a return, but I think coming out of downturn the semiconductor companies got severely into a mindset of, “let’s try to cut EDA spending,” which they looked at as just a cost to be reduced and not a significant, I think, strategic investment. I think it will return, but I don’t think it’s going to return in the short term.

James Pan:	And can you be – I know this is kind of hard, I’m asking tough questions – but when … you just said you don’t think it’s going to return in the short term, do you think in two or three years? And what do you think the rate will be when it does return? When you do you think it will return and what do you think the rate will be? I guess I’ll leave it at that.

Roy E. Jewell:	I don’t have that crystal ball. We’ve said right now we think it’s flat to 5 percent growth. I think until you see a significant sustained upturn in the semiconductor business – your guess is as good as mine when that’s going to happen – it won’t change until then.

James Pan:	OK, fair enough. Thank you.

Operator:	We’ll take our next question from Wendell Laidley with RS Investments.

Wendell Laidley:	Thanks. I have a couple of questions. First of all, if you add up the difference between the bookings that you’re talking about and the low end of the guidance for this quarter and then add that to next quarter’s bookings to try and change, it looks like you’re taking basically a 30 percent discount to that blended number. Can you help me understand whether or not taking a 30 percent discount is sufficient given what you’re seeing in the market?

Gregory C. Walker:	Yeah, this is Greg. Well, based on what we see in the market plus the results of the bottoms-up forecast that we did with the sales force just in the last day or so, I think that the haircut we’re taking is prudent. Is it sufficient or too conservative? We can’t really say at this point in time, it’s just the best stake in the ground we think we can come up with right now, which is that we think that the stuff that we short fell this quarter carries over and picks up in the next quarter, but we think that given the economic conditions some stuff that we assumed is going to close for next quarter will probably slip. And therefore just saying that the two will wash out is probably the best kind of stake in the ground we can put.

Wendell Laidley:	So have you kind of taken a one-tier kind of level of discount when you look out through the March quarter when you give this guidance, and things would have to worsen in the market for the guidance for December market to come down?

Gregory C. Walker:	Well, what happens when we look at the reliability of the forecast with the sales force, when you talk about a one-quarter time period, timing effects are a very big factor in what you think the numbers are going to be. When you look on a two-quarter basis the total level of bids, I think, is actually a lot more predictable.

So when we look at the second half of the year we have a pretty good feel for how much business ought to come in and that’s why, when we look at the numbers in Q4, while we did tweak them down a little bit, we didn’t make any significant changes because when we look at Q3 and Q4 together we feel very good about that level of business.

Wendell Laidley:	OK. Second question is are you still planning on sticking with the 65 to 75 percent of revenue coming from backlog?

Gregory C. Walker:	For the moment, yes. Now if we move to our next-year plan, no guarantees. We haven’t gone out with what those numbers are yet, but for the remainder of this fiscal year, yes.

Wendell Laidley:	OK, and then last question is, what’s the largest deal that you’re assuming for the December- and March-quarter bookings guidance?

Gregory C. Walker:	I won’t disclose that, but we see several potential deals in the $20 million or above range.

Wendell Laidley:	So you think that there would be, if there’s risk to next quarter, it would be from fewer deals slipping versus more deals compared to this quarter?

Gregory C. Walker:	For the December-ending quarter?

Wendell Laidley:	Yeah.

Gregory C. Walker:	It’s very hard to say right now. I think that it would probably be a smaller number of higher-dollar deals that would be likely to slip in December, but we’re really talking about, as I said, on a one-quarter timeframe trying to get which deal might slip is very, very difficult to do.

Wendell Laidley:	So you feel like if there’s identifiable risk to next quarter that it’s isolated to a smaller subset of deals than what turned out to be the case for this quarter?

Gregory C. Walker:	Only because this quarter the deals were more spread out and on average deal size in our forecast as opposed to the December quarter, which comprehends at least a couple of fairly significant transactions.

So when we look at which deal is more or less likely to slip, I can’t really say to that, but when I look at how concentrated are the dollars I do know that if a particular deal happens to slip that has a bigger dollar impact.

Wendell Laidley:	It sounds like the bigger deals that maybe make up some of the risks for this quarter were not expected to close in the September quarter. Is that a fair assumption?

Gregory C. Walker:	That’s correct.

Wendell Laidley:	OK, thanks.

Operator:	Our next question is from Steve Rosston with Glynn Capital Management.

Steve Rosston:	A couple of questions of clarification. First of all, was pricing a factor in the shortfall? In other words, did you have to offer lower prices and for the same number of deals you closed you might have expected 10 percent more in terms of revenue, just a clarification?

Gregory C. Walker:	This is Greg. I think pricing is aggressive in the marketplace, but that was to be expected, particularly on these mid- and large-sized deals. The pricing has been, and has been for quite some time, extremely aggressive, and it’s really because of the fact that you’ve got three people fighting over those single budget dollars and everybody … it’s a market share game with no growth, so everybody is fighting for market share with every breath they have. So pricing is very, very aggressive. Was it significantly more aggressive this quarter than we saw last quarter? No.

Roy E. Jewell:	And Steve I’ll comment, it was a timing issue, not a pricing issue. We didn’t have to price down to win deals and that resulted in a (unintelligible) shortfall that was not the issue.

Steve Rosston:	OK and then you said you – there were a few $5 to $10 million deals, four to six deals I think. I would assume that you had eight to ten that you thought had a high probability of closing. Is that what you – of those mid-sized deals, so you could actually close four to six expecting slippage, is that the way you were thinking?

Gregory C. Walker:	Well, if you go back to earlier in the quarter, that’s right. As you get down to the last few days you narrow that list down towards that four-to-six range, and then as they start to fall out then you end up with a shortfall. So the number of deals that are in the pipeline compared to what’s expected to close, that shrinks, that difference shrinks as you get down towards the end of the quarter.

Steve Rosston:	Did you have any fewer going into like the last month of the quarter because that’s the big month when they start to fall out?

Gregory C. Walker:	Actually no, this is a phenomenon that we saw materialize in the last day or so.

Steve Rosston:	OK, and then you talked about shorter deal impact. It doesn’t sound like the shorter deal, which would take maybe 1/3 off of the bookings, wasn’t as much of a factor. Roy, you said it was timing more than shaving 1/3 off of a deal because of shorter deal timeframe.

Roy E. Jewell:	I said that, yes.

Steve Rosston:	OK, and then Synopsys commented on its call that it would have fewer renewal opportunities than it had in the past. That also means, that could also mean that there were fewer Synopsys renewal opportunities for you to go after, although you try to get there early. Are there fewer renewal opportunities in general, whether they be Synopsys based or otherwise? Is that a factor?

Roy E. Jewell:	For this quarter there were fewer, yes. And that was some of the, I think, some of the situations where the customer is trying to push off that rationalization. We expected them to do it now and they didn’t, they pushed it off a quarter, at the very end. But what I’m seeing in calendar Q4 and calendar Q1 are more opportunities for renewals and more opportunities for Magma to displace our competitor.

Steve Rosston:	(Unintelligible) number of renewals that come up at that timeframe is more or what are the factors that cause that to be a more attractive timeframe?

Roy E. Jewell:	You know, you have places like Japan where the renewal cycles are always queued up either at the end of their first half of the year or at the end of the second half, which is calendar Q3 or calendar Q1.

Steve Rosston:	Right.

Roy E. Jewell:	And we’re seeing more in calendar Q1 right now. (Unintelligible) geographies, but I think it’s an anomaly of when these expire.

Steve Rosston:	Right, that’s what I was trying to ask. Are you seeing – I guess what Synopsys said, as I understand it, is that it wasn’t just a one- or two-quarter phenomenon of fewer renewals, it would be more like a year-long drought of renewals.

Roy E. Jewell:	I think that’s a Synopsys issue and not a Magma issue, so I can’t comment on it.

Steve Rosston:	And that doesn’t affect the opportunities that you face?

Gregory C. Walker:	This is Greg, I think it shifts that we’re seeing an increase in total available renewals, but it shifts that more of those are probably Cadence renewals and Synopsys renewals in the next 6 to 12 months.

Steve Rosston:	OK, thanks for clarifying that. I appreciate that.

Operator:	We’ll take our next question from Vishal Saluja with Seligman.

Vishal Saluja:	Hi, just a clarification on the renewals. I just want to get a sense of what your own natural renewal cycle looks like for the next couple of quarters from your own customers.

And then also, can you comment on cash flow, like if you’re cash flow positive this quarter? And then, Greg, just give us a sense of what hiring is going to look like going forward. Thanks.

Gregory C. Walker:	Sure. From the renewal cycles, you know, as we said on our last earnings call, we don’t have huge renewals coming up yet because most of our original deals were about 3 to 3 1/2 years in length and term. If you roll the clock back and look at the scale of the company back in 2001 you’ll see that the deal sizes and the size of the company were not that large, so it’s not that big an impact from an opportunity space for us this year. As we get into next year, and the year after particularly, that’s when we start to see pretty high contract renewals.

Let’s see, from a cash flow perspective it’s too early to call right now. I haven’t seen the results, we’re going through our close calendar, but we are, from a pro forma standpoint, operationally profitable. And therefore, in general unless there’s some interesting investment issues and things like that, which I don’t know yet, I haven’t gone through, you would expect to be cash flow positive.

Vishal Saluja:	OK, and then on the hiring?

Gregory C. Walker:	On the hiring, as we said, at the end of last quarter we had about 100 open positions. We’ve hired about 40 to 50 percent of that number right now and then going forward for the remainder of the year, given the risk profile, we’ll look at those as each individual position comes up. And I would imagine that will result in a little bit of slowdown of second-half hiring.

Vishal Saluja:	OK, thank you.

Operator:	Our next question is from Richard Ong with Eagle Capital Management.

Richard Ong:	Thanks. Just wanted to clarify: smaller deals, shorter duration – are they one and the same? In other words, if you reduce the duration by 1/3 are the deal size reduced by 1/3, or is it a greater reduction than that order magnitude?

Gregory C. Walker:	In theory, when you reduce the deal size by 1/3 the – when you reduce the term by 1/3 the deal size ought to actually reduce by a little less than that because in theory, in pricing theory, the shorter the term the higher the price per month or price per year should be. In reality I think you see that those are about the same. So if you take one year off the length of a deal the dollar amount reduces by about 1/3. But when you look at our shortfall this quarter I think the overwhelming factor, as Roy has said a few times, was the timing on closing, there’s a very small second-order effect that we see on term shrinking.

Richard Ong:	OK, and the other question is, on the duration shrinking, the comment was made about the technology of other competitors not as competitive, and therefore the customers are not renewing at the same length of deals, but if you’re noticing the same shortening of duration I’m not sure if I follow the original argument about why the shortening is happening.

Gregory C. Walker:	Roy do you want to talk through that?

Roy E. Jewell:	Richard, as the logic goes that if I’ve gone out and negotiated three-year deals previously with an incumbent vendor and they burn me, I’m not going to get burned again. And so then they end up making a corporate policy not – or at least trying to push a corporate policy – not to sign longer-term deals to keep their vendor hungry in terms of delivering next-generation technology and not feeling the security of a three-year deal as to where it comes from.

Richard Ong:	OK, and so it is affecting everyone in the business?

Roy E. Jewell:	It will affect everybody in the business.

Richard Ong:	Got it, thank you.

Operator:	Our next question is from Doug Ridusch with Brookside Capital.

Doug Ridusch:	Hi, I just wanted to roll back to the potential structural issue again and just get a little more granular answer from you guys. You know, one could reasonably argue that your technology works particularly well for simpler designs where speed-to-closure is an important issue for customers, but it might work less well for more complex designs. I think your bookings were clearly growing at a very, very rapid pace at the same time industry bookings were shrinking. But is it possible you just won a lot of the designs where your product makes the most sense and there’s now a structural issue where you sort of hit a wall from the market space perspective? And if not, can you talk a little bit about why you think your products are more applicable against a broader range of more complex designs?

Roy E. Jewell:	Yeah, I agree. We really got our traction when the networking space really was taking off and the designs were extremely large and extremely performance driven. So the one hypothesis you make I’ll counter: we were not for the smaller, simpler designs that need to be turned quickly. We got our business traction really on the hard designs the other guys couldn’t do, and really we got our traction during the biggest downturn in the semiconductor business. And if people could even do it with their current tools why would they ever spend money on us?

The second thing is you’re going to see a transition from us when we’re working with our customers and I think that’s why you see some of our larger customers, who initially had used the product on the aggressive designs, making a decision to adopt the product more broadly across the company. The Magma product does have technology advantages, but once you learn how to use the product the economic advantages in terms of turnaround time, size of design teams and really overall EDA costs is smaller.

So I think that what we’re still seeing is a continued look at adopting our products. Quite frankly this quarter was an anomaly, I expected that we would make our bookings number. I actually had commitment, verbal commitments from people, that didn’t come through at the very end because things went back for reevaluation for budgetary reasons. So I don’t think it’s a structural problem, I don’t think it’s a structural problem with Magma’s ability to penetrate this market and I think you’ll see a resumption of our performance in the next quarter.

Doug Ridusch:	And what about your front-end tool? What’s your sense on how it’s doing?

Roy E. Jewell:	It’s doing well in a vertical flow where the customer is using Magma as the back end, and we’ve really taken a very pragmatic strategy in penetrating that market where people have already adopted the Magma physical implementation now use Magma synthesis on top of that, and I think you’ll see more of our larger customers in the next two quarters making formal commitments to use that more broadly company wide.

Our next effort is to move it into the traditional ASIC synthesis business, and I’ll be quite candid, we have not had a lot of traction there. We’ve got one or two customers today. So that is a major focus for the company to see if we can move into the traditional synthesis, the broader market, which is ASIC design, and that is the market where we go even more head to head with DC, our design product and Synopsys.

Doug Ridusch:	Thank you very much.

Operator:	Our next question is a follow-up from Jennifer Jordan of Wells Fargo.

Jennifer Jordan:	Just one last question for Greg. Greg, back in April you did raise your guidance for the year and it looks to me intrinsically like the adjustment you’ve made now just takes you back to where you were at the beginning of the year. Is that a fair assessment, and was that initial raise based on what we were seeing in terms of somewhat better momentum towards the beginning of the year with customers and now really not that same momentum in their spending behavior, a return to more conservatism?

Gregory C. Walker:	The answer to the first question, I agree, the numbers end up looking very similar to what we had before. It wasn’t by intent, that’s just based on where the numbers came out. But I think at the same time your assumption about what’s going on is probably correct. And particularly in Q1 as we came off the end of last fiscal year and we went through DAC in June, we saw a very high level of customer interest in our solution, both our traditional implementation solution and the new products that would be coming out, and that encouraged us to both lift up the expectations on orders, but also to accelerate some of our hiring to take advantage of some of the opportunities that we saw.

I think as we got into the summer, particularly in August and now in September, we saw that the uncertainty in the semiconductor market for the end customer really got them to not as aggressively spend as we were expecting and getting to closure, as Roy has mentioned several times today, involves not only the operational organization that your selling to, it now has a great impact from the financial and budgetary groups, the purchasing groups and so forth.

So it’s just harder to get the close and that, you know, as we said in our release, that forces you to be more prudent about the risk profile and the deals going out.

Jennifer Jordan:	Great. And then another way to look at that is to say, well in Synopsys’ case there was something structurally wrong there, but they were also somewhat correct about the fact that people are returning to – the financial people in the semiconductor companies are taking more charge of the budget again, where maybe they had been a little more hands off earlier in the year.

Gregory C. Walker:	I would say that’s true.

Jennifer Jordan:	OK, thank you.

Operator:	The next question is also a follow-up from Dennis Wassung of Adams Harkness.

Dennis Wassung:	Just a quick follow-up, Greg I was curious, I guess I wonder if it’s safe to assume that there were no large deals, or I guess really significant deals, in the Q2 number?

Gregory C. Walker:	That’s a safe assumption.

Dennis Wassung:	And if you look out here, oh actually I guess in the last few quarters, that if you net out the large deals you’re sort of running in this, call it $40 to $50 million, if you will, like a non-large-deal bookings range. Is that changing at all?

Gregory C. Walker:	I’d say, except for this timing issue, it’s growing slowly. So I think what you see is that the adoption rate in the small deals will tend to follow very closely the adoption rate of the overall 130-, 90- and 65-nanometer shift. And then the large deals are really more customer specific as they go to propagate across their entire organization. So yeah, when I look at the non-large deal business, that’s a fairly steady, slow-growth-rate sector of our business.

Dennis Wassung:	OK, so as you’re looking forward here into the next couple of quarters your bookings target, I mean if you look, sort of, that will dictate how many big deals you’re looking at.

Gregory C. Walker:	Yeah, the bulk of the growth, when we look at any particular year for us or any particular period, is driven by the large deals.

Dennis Wassung:	Fair enough, thanks.

Operator:	At this time I would like to give everyone an additional moment to ask a question by pressing star and the number one on your telephone keypad.

Gentlemen there are no further questions at this time. Are there any closing remarks?

Gregory C. Walker:	There appear to be no more questions at this time so we’ll end the call here. We wish to thank everyone for joining us today and we will speak with you again when we announce our final second quarter results on October 28. Good evening. Thank you.

Operator:	Thank you for participating in today’s Magma Second Quarter Revised Outlook Conference Call. You may now disconnect.

END